Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of January 1, 2011, by and between Castrovilla Inc., a California corporation with offices in Mountain View, California  (the “Company”), and John Pink, an individual residing at 2713 Ramos Ct., Mountain View, California (“Executive”).

WITNESSETH:

WHEREAS, subject to the terms and considerations hereinafter set forth, the Company wishes to employ Executive in the position set forth herein and Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, as President of the Company, subject to the terms and conditions set forth in this Agreement. Executive shall also serve as a member of the Board of Directors of the Company.  Executive shall perform his duties from the Company’s offices in Mountain View, California.

2.           TERM OF EMPLOYMENT.

Subject to the provisions for termination provided herein, the parties hereto agree that the Executive shall be employed for a three year period, commencing on January 1, 2011.

3.           DUTIES.

Executive shall serve as President of the Company and shall properly perform such duties as may be assigned to him from time to time by the Company’s Board of Directors. For as long as Executive shall remain an employee of the Company, Executive shall devote attention and apply his best-efforts, energies and skills to the business of the Company. Executive shall be responsible for overseeing, directing and managing all business of the Company. In particular, Executive shall be responsible for managing Company growth and profitability consistent with the budgets and goals established in the documents wherein Blue Earth, Inc. through its subsidiaries became owners of the Company effective January 1, 2011. Executive shall not engage in other business ventures which are “competitive” to the business model of the Company. In the event the Company changes business models causing a conflict of interest, Executive and Company shall evaluate the specific situation and mutually determine the best course of action to protect the Companies business interest. The primary business model of the Company, at the signing of this agreement, is Energy Efficiency. Executive hereby confirms that he has no competitive business interest in this business sector.

4.           COMPENSATION OF EXECUTIVE.

4.1           BASE SALARY.  For all services rendered by Executive under this Agreement, the Company shall pay Executive and Executive shall accept an initial annual salary of One Hundred Forty Six Thousand Dollars ($146,000.00) Dollars (“Base Salary”) to be payable in equal installments in accordance with Company policy.  All amounts payable hereunder shall be subject to all applicable withholding taxes.  The Company agrees to review Executive’s Base Salary on an annual basis, or at such earlier times as performance may reasonably indicate a “review and adjustment” is appropriate.

4.2           Executive shall be eligible to receive a bonus established by the Compensation Committee of the Board of Directors of the Company for extraordinary performance.

4.3           EQUITY COMPENSATION: As part of the incentive for signing this employment contract, the Company hereby grants Executive the following Incentive Stock Options from the Plan of the parent company, Blue Earth, Inc. (the “Qualified Options”), subject to the terms and conditions of the Plan which will be provided to Executive. The vesting schedule and the number of options granted are as follows.

a) As President, the Executive is granted 13,332 Qualified Options which vest annually; 4,444 per year at the end of the first, second and third year respectively.

b) Executive is also granted 30,000 Qualified Options as a bonus incentive, which vest per items i, ii and iii below if the Executive achieves each of the following EBITDA performance levels based upon annual audits of the Company for fiscal year 2011, 2012 and 2013. The Company’s EBITDA for the purposes of determining bonus incentives shall be based upon operations of the Company as the Company is structured on January 1, 2011. In the event the Company acquires other business units that are operated within the Company, the EBITDA generated by these new business units shall be excluded from the EBITDA calculation for the Company:

i) 2011 Fiscal Year: Executive shall vest 10,000 bonus incentive options if the Company achieves an EBITDA of $870,000 for the 2011 fiscal year.

ii) 2012 Fiscal Year: Executive shall vest 10,000 bonus incentive options if the Company achieves an EBITDA of $1,044,000 for the 2012 fiscal year.

iii) 2013 Fiscal Year: Executive shall vest 10,000 bonus incentive options if the Company achieves an EBITDA of $1,252,000 for the 2013 fiscal year.

4.4           EXPENSES.  For as long as Executive shall remain an employee of the Company, the Company shall reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, consistent with the Company’s practice or written policy in effect with respect to the reimbursement of expenses to senior executives of the Company.  Such expenses shall be reimbursed upon presentation of paid receipts and/or original invoices and such other information as shall be reasonably be required by the Company. Executive shall adhere to all general Travel and Entertainment policies as may be established by the Company from time-to-time.

4.5           BENEFITS.  For as long as Executive shall remain an employee of the Company, Executive shall be entitled to participate in any pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, and medical services plan and other similar plans, and all other benefits now or hereafter existing, afforded to other Company senior management employees.

4.6           VACATION AND HOLIDAYS.  Executive shall be entitled to “reasonable vacation” each year, consistent with the policies of the Company.

5.           TERMINATION.

5.1           This Agreement shall immediately terminate upon written notice by the Company to Executive with cause. It shall also terminate upon the death or resignation of Executive. The only compensation due to Executive upon termination is payment of unpaid salary, payment of valid unpaid expenses incurred on behalf of the Company.  For purposes of this Agreement “Cause” shall mean that the Executive shall have (i) been indicted for a felony involving dishonestly by Executive, (ii) committed an act of fraud, embezzlement, breach of trust or other material act of dishonesty against the Company or one of its clients; (iii) either deliberately violated any material written business policy or written published rule of the Company applicable to Executive or the terms of this Agreement, if the Executive did not take reasonable steps to cure or ameliorate the violation within thirty (30) days after notice to Executive from the Company of the violation; (iv) committed an act of reckless misconduct not involving the Company which has a material adverse effect upon the business or reputation of the Company; or (v) refused to follow reasonable and lawful directions given by the Board of Directors from time to time in which it is clear that the failure to follow such written directions may result in termination for Cause.

5.2           DISABILITY. Consistent with policies of the Company.

6.           CONFIDENTIAL INFORMATION.    Executive recognizes that he has and will continue to have access to secret and confidential information regarding the Company or any of its subsidiaries or affiliated companies, including but not limited to information relating sales, strategies, customers, formulas, processes, methods, or ideas, belonging to or relating to the business of the Company or any of its subsidiaries or affiliated companies (the “Confidential Information”). Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the  Company herein, Executive shall not at any time, during or after his employment hereunder, reveal, divulge or make known to others or use to the detriment of the Company, any such Confidential Information except as may be required by law. Information which is generally available to the public shall not be considered “Confidential”.  The provisions of this Section 6 shall survive Executive’s termination of employment hereunder.

7.           COVENANTS AND RESTRICTIONS.

7.1           COMPETITION.  Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree that, except as provided in Section 7.3 hereof, he shall not, directly or indirectly, at any time during the Restricted Period within the Restricted Area (as such terms are defined in Section 7.4 hereof), engage in any business  which is competitive with the business of the Company or any of its subsidiaries or affiliated companies, either on his own behalf or as an officer, director, partner, principal, trustee, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any other business, firm, corporation, partnership or other entity or in any other relationship or capacity.

7.2           SOLICITATION.  Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, at any time during the Restricted Period (i) solicit on behalf of a competitor any past or present customer of the Company or any of its subsidiaries or affiliated companies, or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, any employee or agent of the Company or any of its subsidiaries or affiliated companies.

7.3           EXCEPTIONS.  This Section 7 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding 2% of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

7.4           CERTAIN DEFINITIONS.  The term “Restricted Period” as used in this Section 7, shall mean the period of Executive’s actual employment hereunder plus twelve months after the date Executive is no longer employed by the Company. The term “Restricted Area” as used in this Section 7 shall mean anywhere in the United States.

7.5           SURVIVAL.  The provisions of this Section 7 shall survive the termination of Executive’s employment hereunder.

8.           REASONABLENESS OF COVENANTS.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.           INSURANCE. The Company may, from time to time, apply for, purchase and maintain, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that to the best of his knowledge Executive is insurable at standard (non-rated) premiums.

10.           MISCELLANEOUS.

10.1           ENFORCEMENT OF COVENANTS.  The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement, including, but not limited to, the provisions of Sections 6 and 7 hereof. Without limiting the generality of the foregoing, if Executive breaches any provision of Sections 6 and 7 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any competing business, to enjoin such competing business from receiving or using any Confidential Information, and/or to enjoin Executive from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

10.2           SEVERABILITY.  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3           ASSIGNMENTS.  Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Company may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with any merger, consolidation or other similar business combination.

10.4           ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Company.

10.5           WAIVER.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.6           BINDING EFFECT.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.7           HEADINGS.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8           NOTICES.  Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

10.9           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the law of the State of California, without giving effect to such State’s conflicts of laws principles.

10.10           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11           CONSTRUCTION.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

Castrovilla, Inc.

By: /s/ Johnny Thomas	12/30/2010
Name: Johnny Thomas	Date Signed
Title: Chairman

EXECUTIVE

/s/ John Pink	12/30/2010
John Pink	Date Signed

Blue Earth, Inc. hereby confirms the issuance of Qualified Options, as described herein:

Blue Earth, Inc.

By: /s/ Johnny Thomas	12/30/2010
Name: Johnny R. Thomas	Date Signed
Title: CEO